UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): October 12, 2009

CYTRX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)
11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry into a Material Definitive Agreement.

On October 12, 2009, we entered into an employment agreement with Daniel Levitt, MD, PhD, under which we agreed to employ Dr. Levitt through December 31, 2010 as our Chief Medical Officer.  In connection with entering into the employment agreement, we granted Dr. Levitt a ten-year non-qualified stock option under our 2000 Long-Term Incentive Plan to purchase up to 500,000 shares of our common stock at an exercise price of $1.06 per share, which equaled the market price of our common stock on October 12, 2009 as reported in The NASDAQ Stock Market.  The option will vest ratably in 36 equal monthly installments commencing on the first monthly anniversary of the grant date and continuing on each successive monthly anniversary of the grant date until the option becomes fully vested, subject to Dr. Levitt remaining in our continuous employ through such monthly vesting periods.

Under his employment agreement, Dr. Levitt is entitled to a base annual salary of $375,000.  Dr. Levitt also is eligible to receive an annual bonus for 2010 of not less than 25% of his base salary at the time the bonus is paid.  In the event we terminate Dr. Levitt’s employment without “cause” (as defined in his employment agreement), we agree to pay him a lump-sum severance amount equal to six months’ base annual salary under his employment agreement.

ITEM 9.01                      Financial Statements and Exhibits.

(c)           Exhibits

The following exhibit is filed as part of this report:

99.1           CytRx Corporation press release dated October 13, 2009.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION By: /s/ John Y. Caloz John Y. Caloz Chief Financial Officer

Dated: October 13, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	CytRx Corporation press release dated October 13, 2009.